EXHIBIT 23.2
                                                                    ------------



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Precise Software Solutions Ltd. Amended and Restated 1998 Share Option and Incentive Plan and the Precise Software Solutions Ltd. Stock Option Plan (f/k/a Savant Corporation Stock Option Plan), of our report dated January 18, 2001, with respect to the consolidated financial statements of Precise Software Solutions Ltd., included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                   Sincerely,

                                   /s/ Kost, Forer and Gabbay
                                   KOST, FORER & GABBAY
                                   A member of Ernst & Young International
Tel-Aviv
July 25, 2001